UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (Date of earliest event reported): October 21, 2009
POWELL INDUSTRIES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-12488 (Commission File Number)	88-0106100 (I.R.S. Employer Identification Number)

8550 Mosley Drive Houston, Texas (Address of Principal Executive Offices)		77075-1180 (Zip Code)
(713) 944-6900
(Registrant’s Telephone Number, Including Area Code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Action (17CFR240.14D-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR240.13e-4(c))

Item 1.01	— Entry into a Material Definitive Agreement.
On October 21, 2009, Powell PowerComm Inc., Powell PowerComm KO Inc. and Powell PowerComm Ventures Inc., or the Buyers, all Canadian subsidiaries of Powell Industries Inc., or the Company or Powell, entered into a definitive asset purchase agreement and two related purchase agreements with PowerComm Inc., and its subsidiaries, Redhill Systems Ltd., Nextron Corporation, PCG Technical Services Inc. and Concorde Metal Manufacturing Ltd., each an Alberta corporation, or the Sellers, pursuant to which the Buyers purchased the business and substantially all the assets of the Sellers. The aggregate purchase price set forth in the agreements calls for an initial payment of $24.2 million ($25.5 million CAD) in cash and a potential subsequent payment of up to $7.6 million ($8.0 million CAD) in cash based on actual EBITDA (earnings before interest, taxes, depreciation and amortization) for the twelve months ending March 31, 2010. The Buyers will also assume certain liabilities of PowerComm including bank debt, accounts payable and obligations under capital leases estimated to total approximately $21.4 million ($22.5 million CAD). Powell has guaranteed the Buyers’ obligations under the agreements and the purchase price for the transaction will be paid from Powell’s existing cash.
The transaction, which is subject to customary closing conditions, regulatory approvals and approval from PowerComm shareholders, is expected to close in December 2009. PowerComm is headquartered in Alberta, Canada and listed on the Toronto Stock Exchange.
The foregoing description is qualified in its entirety by reference to the asset purchase agreement and the two related purchase agreements, copies of which are attached hereto as Exhibit 2.1, 2.2 and 2.3.

Item 8.01	— Other Information.
On October 21, 2009, Powell issued a press release which announced the execution of the principal asset purchase agreement. A copy of the release is furnished herewith as Exhibit 99.1. The press release contains references to the financial measure EBITDA, which is not a measure of performance calculated in accordance with United States generally accepted accounting principles, or GAAP. EBITDA represents net income before income taxes, interest and depreciation and amortization. Other companies may define EBITDA differently. EBITDA should not be considered an alternative to income from operations, net income or cash flows. Expected EBITDA represents projected net income before income taxes, interest and depreciation and amortization attributable to the business purchased for an annual period. A reconciliation of expected EBITDA to expected income before interest, income taxes and minority interest, the most directly comparable GAAP financial measure, is contained in the press release attached hereto as Exhibit 99.1. Expected EBITDA is presented as a supplemental financial measure management considers useful in the evaluation of Powell’s business. Powell believes that it provides additional information regarding the Company’s ability to meet its future debt services, capital expenditure and working capital requirements.
EBITDA is widely used by investors and rating agencies in the valuation, comparison, rating and investment recommendation of companies. EBITDA is also a financial measure that will be reported to Powell’s lenders pursuant to its credit agreement and is used in its financial covenants. EBITDA is also one of the financial metrics used by management (i) as a supplemental internal measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; (ii) to compare to the EBITDA of other companies when evaluating potential acquisitions; and (iii) to assess the Powell’s ability to service existing fixed charges and incur additional indebtedness. Although management has not historically reported EBITDA, expected EBITDA was calculated in connection with the announced pending purchase of assets from the Sellers as part Powell’s evaluation of the purchased businesses and will be used in the calculation of the potential subsequent payment as discussed above.

Item 9.01(d)	— Exhibits.

Exhibit
Number	Description
2.1
Asset Purchase Agreement dated October 21, 2009 by and among, Powell PowerComm Inc. (as a Buyer) and PowerComm Inc., Redhill Systems Ltd., Nextron Corporation, PCG Technical Services Inc., and Concorde Metal Manufacturing Ltd. (as Sellers).

2.2	Purchase Agreement dated October 21, 2009 by and among Powell PowerComm KO Inc. (as a Buyer) and PowerComm Inc. (as a Seller).

2.3	Purchase Agreement dated October 21, 2009 by and among Powell PowerComm Ventures Inc. (as a Buyer) and PowerComm Inc. (as a Seller).

99.1	Press Release dated October 21, 2009

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

POWELL INDUSTRIES, INC.
Date: October 27, 2009	By:	/s/ DON R. MADISON
Don R. Madison
Executive Vice President Chief Financial and Administrative Officer (Principal Accounting and Financial Officer)

Exhibit Index

Exhibit
Number	Description
2.1
Asset Purchase Agreement dated October 21, 2009 by and among, Powell PowerComm Inc. (as a Buyer) and PowerComm Inc., Redhill Systems Ltd., Nextron Corporation, PCG Technical Services Inc., and Concorde Metal Manufacturing Ltd. (as Sellers).

2.2	Purchase Agreement dated October 21, 2009 by and among Powell PowerComm KO Inc. (as a Buyer) and PowerComm Inc. (as a Seller).

2.3	Purchase Agreement dated October 21, 2009 by and among Powell PowerComm Ventures Inc. (as a Buyer) and PowerComm Inc. (as a Seller).

99.1	Press Release dated October 21, 2009

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